Exhibit 99

Medizone International, Inc. Announces OTCBB Listing - San Francisco, California  September 8, 2009.   Developer of ground-breaking ozone-based hospital sterilization technology -- AscepticSure™, Medizone announced today that its common stock has begun trading on the OTC Bulletin Board (MZEI.OB).  The company’s common stock was previously quoted on the Pink Sheets.

“While we have noticed over the past several months that many companies are de-listing from NASDAQ and the OTCBB due to various conditions and circumstances, we are pleased that we have moved up on the listing ladder to the OTCBB from the Pink Sheets,” said Edwin G. Marshall, Chief Executive Officer of Medizone.  “We are pleased to take this step to increase the company’s exposure to investors and market makers, enhance liquidity for shareholders and institutions, and bring an added credibility to our common stock,” continued Mr. Marshall.

Medizone International, Inc., is a research and development company engaged in developing its AsepticSure™ technology to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, schools and other critical infrastructure.   Trials conducted at Medizone’s laboratory located in Innovation Park at Queens University have proven very successful and will now proceed to a hospital mock-up followed by hospital beta testing of the production prototype.

This Press Release contains certain forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.

Investor Relations 800-953-3350 / web site: www.medizoneint.com

E-mail: operations@medizoneint.com

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